EXHIBIT 10.4

RESTATED CO-MARKETING AGREEMENT

This Restated Co-Marketing Agreement (the “Agreement”) is entered into on July 8, 2008 and effective as of May 5, 2008 (the “Effective Date”), between Cambridge Heart, Inc. (“Cambridge”), a Delaware corporation, and St. Jude Medical, Inc. (“SJM”), a Minnesota corporation.

RECITALS

A. The parties previously entered into a certain Co-Marketing Agreement on March 21, 2007 (as amended from time to time, the “Original Agreement”).

B. Cambridge has the right to terminate the Original Agreement in the event that certain minimum sales targets set forth in the Original Agreement are not achieved; and the sales targets for the period from the effective date in the Original Agreement through April 30, 2008 were not achieved. Cambridge has recently introduced an alternative financing model for the HearTwave System under which customers may obtain the HearTwave System for no initial, upfront charge but rather pay for the unit entirely through quarterly installments which begin after deliver of the unit. As a result of the foregoing, the parties have determined that the exclusive co-marketing arrangement, agent fee compensation structure and other provisions described in and mandated by the Original Agreement should be replaced by the present Agreement to be entered into by the parties.

C. SJM desires to continue to collaborate with Cambridge in promoting and marketing MTWA technology, including the HearTwave System, as a tool to increase market awareness of sudden cardiac death and the role of risk stratification in improving the delivery of appropriate therapy; and Cambridge desires to continue to leverage SJM’s marketing capabilities in an effort to increase placement of HearTwave Systems in the marketplace. Accordingly, the parties desire to restate the Original Agreement on the terms and conditions set forth herein.

D. The parties previously entered into that certain Securities Purchase Agreement on March 21, 2007 (the “Purchase Agreement”), and the parties desire to amend the Purchase Agreement as set forth herein.

E. Section 15(d) of the Original Agreement and Section 5.5 of the Purchase Agreement (which the parties also entered into on March 21, 2007) permit the parties to amend or modify the Original Agreement and the Purchase Agreement, as the case may be, in a writing signed by authorized representatives of SJM and Cambridge.

Accordingly, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by each of Cambridge and SJM, each of Cambridge and SJM, intending to be legally bound, agree that all rights and obligations under the Original Agreement are hereby terminated and the Original Agreement is hereby restated in its entirety as follows:

1. Definitions As used in this Agreement:

A. “Act” means the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended from time to time.

B. “Business Day” means any day other than a Saturday, Sunday, or other day on which most or all commercial banks are closed in New York, New York.

C. “Cardiology Practices” means any physician practices that include one or more practicing cardiologists specializing in the diagnosis and/or treatment of cardiac conditions, including, without limitation, electrophysiology, cardiac rhythm management, cardiovascular and cardiac surgery (but excluding any general practitioners and internal medicine physicians who are not part of a Cardiology Practice).

D. “HearTwave System” means the non-implantable diagnostic systems for the surface recording of ECG for measurement of Microvolt T-Wave Alternans, which Cambridge markets under the tradenames HearTwave I and HearTwave II, any improvements and upgrades thereto, and any later generations of such products and all product accessories required for the use thereof.

E. “Intellectual Property” means any U.S. or foreign patents and patent applications (including any substitutions, extensions, reissues, renewals, divisionals, or continuations); trademarks, service marks and registrations thereof and applications therefore; copyrights and copyright registrations and applications; mask works and registrations thereof; all discoveries, innovations, ideas, inventions, technology, techniques, methods, know-how, trade secrets, processes, formulas, specifications, drawings and designs, computer programs or software, including all amendments, modifications, and improvements to any of the foregoing, and any other proprietary information.

F. “Products” means all non-implantable diagnostic systems for the surface recording of ECG for measurement of Microvolt T-Wave Alternans (including, without limitation, the following components: (i) the HearTwave System, (ii) Disposables, and (iii) other components associated with the Products, including warranties and service contracts) developed, manufactured or made commercially available by Cambridge.

G. “SJM Direct Competitor” means Abbott Laboratories, Biotronik, Boston Scientific, Edwards Lifesciences, Johnson & Johnson, Medtronic and Sorin, or any entities that are affiliates of any of the foregoing and any entities or persons, including, without limitation, direct sales representatives, or independent sales representatives, acting as an agents for, or independent contractors on behalf of, the foregoing.

H. “Target Accounts” mean all physician practices, including without limitation, any general practitioners and any internal medicine physicians (whether or not such general practitioners or internal medicine physicians offer testing, diagnosis or treatment with respect to cardiac conditions) and all Cardiology Practices.

I. “Territory” means the continent of North America, including the 50 states of the United States of America and the District of Columbia, Canada and Mexico.

2. Non-Exclusive Co-Marketing Arrangement

Appointment. Subject to the terms and conditions of this Agreement, effective as of the Effective Date, Cambridge hereby appoints SJM, and SJM accepts such appointment, as a non-exclusive marketing representative for the Products in the Territory; provided, however, that SJM shall act solely as a referral source and marketing partner to Cambridge and SJM shall have no responsibility to provide sales service or support, and will not be entitled to agent or other marketing representative fees for any Product sales. For the avoidance of doubt, the parties agree that Cambridge retains full sales responsibility for the Products and may approach and deal directly with any account. Cambridge also retains full responsibility for installation, training and service with respect to the Products.

B. Co-Marketing. SJM and Cambridge agree to develop and implement co-marketing programs with respect to the marketing of the Products. The allocation of costs may be shared between the parties with respect to such marketing programs that may involve co-branding marketing materials, co-sponsorship of educational events and joint presence at industry conventions and trade shows (the “Co-Marketing Program”). It is understood that any program development or shared costs are at the sole discretion of SJM and Cambridge Heart, respectively, and costs incurred by either SJM or Cambridge Heart must be agreed to by authorized personnel of the party incurring the cost.

C. Notification of Leads and Placements. Cambridge agrees to notify SJM, on a weekly basis, of the names and locations of Target Accounts where HearTwave Systems have been placed following the Effective Date. SJM agrees to notify Cambridge, on a weekly basis, of the names and locations of leads identified by the SJM sales force for the placement or sale of HearTwave Systems.

D. Independent Contractors. SJM and Cambridge are independent contractors and are engaged in the operation of their own businesses. Except as expressly set forth herein, neither party is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party unless agreed to in writing by the other party.

E. Non-Implantable Similar Products. During the Term (the “Restricted Period”), SJM shall not distribute, sell, market or promote, directly or indirectly, any non-implantable diagnostic systems (systems that do not have any implanted components, it being understood that this Section 2(E) shall not apply to any systems consisting of a pacemaker, defibrillator or other implanted pulse generator communicating with an external programmer) for the surface recording of ECG for the measurement of Microvolt T-Wave Alternans (“Covered Product”), provided, however, that the Restricted Period shall be extended following the expiration or termination of the Term of this Agreement for a period equal to the Term of this Agreement with respect to any Covered Product that is solely developed by SJM or any of its affiliates (as opposed to a third party Covered Product).

F. Third Party Implantable Diagnostic Systems. Prior to developing or commercializing with a third party any implantable diagnostic systems for the recording of intracardiac electrograms for the measurement of Microvolt T-Wave Alternans or entering into any agreement, arrangement or understanding, oral or written, with any third party concerning such development or commercialization (in either case, an “IDS Development Effort”), SJM must first give advance written notice to Cambridge indicating the general subject matter of such proposed IDS Development Effort. If Cambridge delivers a written request to SJM within 10 Business Days after receipt of written notice from SJM, SJM shall not commence any IDS Development Effort for 30 days from the receipt of Cambridge’s written request, and SJM shall negotiate, exclusively, in good faith with Cambridge with respect to the terms and conditions of an IDS Development Effort involving Cambridge or the Intellectual Property of Cambridge. If Cambridge and SJM do not enter into a letter of intent with respect to the IDS Development Effort within the 30-day period, SJM may commence the IDS Development Effort either alone or in collaboration with a third party.

G. Cambridge Restrictions. During the Term (as defined below), Cambridge agrees that it will not be a party to or enter into any agreement, arrangement or understanding, oral or written, with any SJM Direct Competitor with respect to the co-branding of the Products or co-sponsorship of events related to the Products in the Territory.

3. Marketing Materials

A. Marketing Materials. To the extent that SJM prepares any sales or marketing materials with respect to the Products, Cambridge shall have a reasonable opportunity to review, and provide SJM with input concerning, such sales and marketing materials, and, except with respect to sales and marketing materials that are consistent with materials previously used or approved by the parties which remain accurate and meet regulatory requirements, the final form and content of any such sales and marketing materials shall be approved in advance by Cambridge, which approval shall not be unreasonably withheld.

B. Study Links. SJM may, in its sole discretion, promote and link any clinical or post-market studies that are sponsored by SJM to the Products; provided that prior to linking the Products to such clinical or post-market studies, SJM shall provide Cambridge with a reasonable opportunity to review, and provide input concerning, the clinical protocol and end-point of any study to which the Products are linked. Any use or distribution of clinical information or study data regarding the Products by either party must comply with all applicable federal and state laws, including, but not limited to, any laws regarding the promotion of a medical device for an unapproved use.

C. Referrals. SJM shall use commercially reasonable efforts to refer to Cambridge all inquiries regarding the Products received by SJM from any Target Accounts.

D. Compliance with Law. SJM shall, at all times, market and promote the Products in compliance with all applicable laws and regulations, including, without limitation, all federal and state laws regarding the marketing of medical devices, the reporting of fees paid to healthcare professionals, and the reporting of clinical research information. Without limiting the generality of the foregoing, in connection with its marketing efforts, SJM shall not (i) publish or employ, or cooperate in the publication or employment of, any misleading or deceptive sales or marketing materials or practices with respect to the Products; or (ii) make any representations, warranties, guarantees or claims to third parties with respect to the Products or uses of such Products that are inconsistent with the training and sales and marketing materials approved by Cambridge in accordance with the terms of this Agreement.

4. Obligations of Cambridge

Compliance with Law. Cambridge shall at all times manufacture, market, promote and distribute the Products in compliance with all applicable laws and regulations, including, without limitation, all federal and state laws regarding the manufacture, sales and marketing of medical devices, the reporting of fees paid to healthcare professionals, and the reporting of clinical research information. Without limiting the generality of the foregoing, Cambridge shall not (i) publish or employ, or cooperate in the publication or employment of, any misleading or deceptive sales or marketing materials or practices with respect to the Products; or (ii) manufacture or label Products in violation of the Act.

5. Intellectual Property Licenses

Cambridge grants to SJM the right and license to use Cambridge’s trademarks and any trademark registrations which Cambridge obtains and designates with respect to the Products (the “Trademarks”) in any marketing materials developed by SJM pursuant to the terms of this Agreement, if (1) approved by Cambridge in accordance with the terms of this Agreement, or (2) such materials are consistent with materials previously used or approved by the parties which remain accurate and meet regulatory requirements. This trademark license in favor of SJM shall continue in effect only during the term of this Agreement. SJM agrees not to remove or obscure any product label affixed by Cambridge, unless necessary to comply with local language labeling requirements. All trademarks of, and trademark registrations obtained by, SJM and its affiliates shall be and remain owned by SJM and its affiliates. All trademarks of, and trademark registrations obtained by, Cambridge and its affiliates shall be and remain owned by Cambridge and its affiliates.

B. SJM grants to Cambridge the perpetual right and license to use any marketing materials developed by SJM with respect to the Products other than trademarks and trade names and trademark and trade name registrations owned or licensed by SJM, except to the extent that granting such right and license would violate any agreement or law or would result in additional expenses for SJM. This license in favor of Cambridge shall survive the expiration or termination of this Agreement.

C. All Intellectual Property of SJM shall be and remain owned by SJM. All Intellectual Property of Cambridge shall be and remain owned by Cambridge.

6. Board Observer Rights

A. The parties agree that Section 4.6 of the Purchase Agreement is hereby terminated.

7. Representations and Warranties

A. Cambridge Representations and Warranties. Cambridge represents and warrants to SJM, as of the date of this Agreement, that, except as set forth in that certain disclosure letter delivered by Cambridge to SJM on the date hereof:

1. it is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;

2. it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder;

3. this Agreement constitutes the valid and legally binding obligation of Cambridge, enforceable in accordance with its terms and conditions; and

4. neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of Cambridge or under any agreement, contract or instrument to which Cambridge is a party or any other obligation, law or regulation by which Cambridge is bound.

B. SJM Representations and Warranties. SJM represents and warrants to Cambridge as of the date of this Agreement that, except as set forth in that certain disclosure letter delivered by SJM to Cambridge on the date hereof:

1. it is a corporation duly organized and validly existing and in good standing under the laws of the state of Minnesota;

2. it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

3. this Agreement constitutes the valid and legally binding obligation of SJM, enforceable in accordance with its terms and conditions; and

4. neither the entering into of this Agreement nor the performance of any of its obligations hereunder will conflict with or constitute a breach under any obligation of SJM or under any agreement, contract or instrument to which SJM is a party or any other obligation, law or regulation by which SJM is bound.

8. Term and Termination

Term. This Agreement shall commence on the Effective Date and continue in force until the earlier of (i) November 5, 2008 or (ii) the placement by Cambridge of 300 new HearTwave Systems following the Effective Date (the “Term”). Prior to the conclusion of the Term, the parties agree to meet to review the Agreement and the status of the Co-Marketing Program to assess the co-marketing arrangement and determine the nature of the future collaboration, if any, between the parties.

B. Termination. This Agreement may be terminated:

1. by either party in the event that (A) the other party has committed a material breach of its obligations hereunder, (B) the terminating party has given written notice of such material breach to the other party, and (C) such other party has failed to correct such material breach within 60 days of such written notice; and

2. by either party if (A) the other party shall be unable to pay its debts as they become due, (B) the other party makes or seeks to make an arrangement with or an assignment for the benefit of creditors, (C) if proceedings in voluntary or involuntary bankruptcy are instituted by, on behalf of or against, such other party, or (D) if a receiver or trustee of the other party’s property is appointed.

C. Effect of Expiration or Termination. In the event of expiration or termination of this Agreement for any reason, the parties shall have the following rights and obligations:

1. termination of this Agreement shall not release either party from obligations previously accrued (which are not the subject of a good faith dispute);

2. SJM shall deliver to Cambridge or destroy, upon request, all Product materials supplied by Cambridge and all Product training or sales and marketing materials of any kind to the extent related to the Products regardless of whether such materials were developed by SJM or Cambridge;

3. the license to use Trademarks set forth in Section 5(a) shall terminate; and

4. the obligations of Cambridge and SJM pursuant to Sections 5(b) (Intellectual Property Licenses), 6 (Board Observer Rights), 7 (Representations and Warranties), 8 (Term and Termination), 10 (Confidential Information and Publicity), and 11 (General Provisions) of this Agreement will survive any expiration or termination of this Agreement.

9. Infringement by Third Parties

When information comes to the attention of either Cambridge or SJM to the effect that any of the Intellectual Property of Cambridge or SJM related to the Products has been infringed by a third party (the party whose Intellectual Property has been or is threatened to be infringed, being referred to as the “Infringed Party”), Cambridge or SJM, as the case may be, shall notify the other party in writing within ten Business Days of any such infringement or threatened infringement of which it becomes aware. The Infringed Party shall have the initial right (after consultation with the other party) to take any action to eliminate or minimize the consequences of such infringement or otherwise enforce Infringed Party’s rights and the other party shall, at the Infringed Party’s expense, cooperate with the Infringed Party in any such action. The other party, however, shall have the right to participate, but not as a party, at its own cost in any legal action brought by the Infringed Party to eliminate or minimize the consequences of any infringement of Intellectual Property of the Infringed Party. If the Infringed Party determines that it is necessary or desirable for the other party to join any such suit, action or proceeding, the other party shall, at Infringed Party’s expense, execute all documents and perform such other acts as may be reasonably required. If the Infringed Party initiates suit hereunder it shall have the exclusive right to employ counsel of its own selection and to direct and control the litigation or any settlement thereof and shall be entitled to first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses, including reasonable attorneys’ fees, necessarily involved in the prosecution of such suit, and any funds that shall remain from said recovery shall be distributed to the Infringed Party and the other party in proportion to the loss incurred by each of the Infringed Party and the other party.

10. Confidential Information and Publicity

A. Each party agrees, and will cause its affiliates, to keep confidential and not to publish or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a confidential or proprietary nature furnished to it by the other party, without the prior written approval of the other party, except to those of such party’s employees and representatives as may need to know such information for purposes of the transactions contemplated by the parties’ agreements, and except as required by applicable law , court order or by obligations pursuant to any listing agreement with or rules of any trading market for either party. In the event of any such required disclosure, the disclosing party will (i) provide the other party with written notice of the required disclosure at least 24 hours in advance of such disclosure if practicable under the circumstances, and (ii) limit such disclosure to the minimum required under the applicable law or obligations, whether through a request for confidential treatment or otherwise. The confidentiality obligation described above shall not apply to information of the other party which: (x) was already known by the recipient prior to the time of its disclosure by the disclosing party to the recipient; (y) is publicly available or later becomes publicly available through no fault of the recipient; or (z) is disclosed to the recipient by a third party having no similar confidentiality obligation. Notwithstanding anything to the contrary contained herein, this Section 10(A) shall not restrict the ability of the parties to disclose to any third party the terms of this Agreement.

11. General Provisions

Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

B. Jurisdiction and Venue. Each party submits to the exclusive jurisdiction of any state or federal court located in Ramsey County, Minnesota, U.S.A. or in Suffolk County or Middlesex County, Massachusetts, U.S.A , over any suit, action or proceeding (“Action”) arising out of or relating to this Agreement or the relationship between the parties. Each party waives any objection to the venue of any Action brought in such court and any claim that the Action has been brought in an inconvenient forum. Each party agrees that a final judgment in any Action brought in such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it may be subject.

C. Entire Agreement. This Agreement represents the entire agreement and understanding of Cambridge and SJM with respect to distribution of the Products and supersedes all previous agreements and understandings related thereto.

D. Amendments. This Agreement may only be amended or modified in writing signed by authorized representatives of SJM and Cambridge.

E. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, this Agreement will continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. In such event, the parties shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the parties in agreeing to such invalid or unenforceable provision, without itself being invalid or unenforceable.

F. Construction Against Waiver. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that provision or as a waiver of any other right.

G. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. A facsimile signature of this Agreement shall be valid and have the same force and effect as a manually signed original.

H. Assignment. Neither Cambridge nor SJM may assign any of its rights or obligations pursuant to this Agreement without the prior written consent of the other party, except to a successor to substantially all of the business of either party by merger, sale of assets, or other form of reorganization.

I. Notices. All notices under this Agreement must be in writing and will be deemed given if sent by facsimile (except for legal process), certified or registered mail or commercial courier (return receipt or confirmation of delivery requested), or by personal delivery to the party to receive the notice or other communications called for by this Agreement at the following addresses (or at another address for a party as specified by a party by like notice):

Cambridge	SJM

Cambridge Heart, Inc.	President
1 Oak Park Drive	St. Jude Medical, Inc.
Bedford, MA 01730	One Lillehei Plaza
St. Paul, MN 55117-9913

with a copy to (which shall not constitute notice):

Nutter McClennen & Fish LLP	Vice President and General Counsel
155 Seaport Boulevard	St. Jude Medical, Inc.
Boston, MA 02210	One Lillehei Plaza
Attn. Michelle L. Basil	St. Paul, MN 55117-9913

J. Non-Hire. Without the prior written consent of the other party, neither party shall, during the Term and for 12 months thereafter, either directly or indirectly, hire or otherwise engage, or cause, aid or assist any other person or entity (including its subsidiaries, parents or other affiliates) to hire or otherwise engage, any current or former employee of the other party or any affiliate of the other party for a period of 12 months after the termination of such individual’s employment relationship with the other party or affiliate of the other party.

K. No Strict Construction. This agreement has been prepared with the participation of each party and will not be strictly construed against either party. Each party acknowledges that it has consulted with, or has had the opportunity to consult with, counsel of its choice, and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

L. Headings; Interpretation. The captions to the several sections hereof are not a part of this Agreement, but are included for convenience of reference only and shall not affect its meaning or interpretation. Each reference to “include” or “including” or “includes” shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

To witness their agreement, the parties have caused this Agreement to be signed below by their respective officers.

CAMBRIDGE HEART, INC.		ST. JUDE MEDICAL, INC.

By:	/s/ Ali Haghighi-Mood	By:	/s/ John C. Heinmiller
Name:	Ali Haghighi-Mood		John C. Heinmiller
Title:	President and CEO		Executive Vice President & CFO